Exhibit 10.1

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT is made as of March 15, 1994, by and among
(i) M/A-COM, INC. (the Section Borrower"), a Massachusetts corporation having its principal place of business at 401 Edgewater Place, Suite 560, Wakefield, Massachusetts 01880-6210, (ii) THE FIRST NATIONAL BANK OF BOSTON ("FNBB"), FLEET BANK OF MASSACHUSETTS, N.A. ("Fleet") and BAYBANK ("BayBank", and collectively with FNBB and Fleet, the "Banks"), and (iii) THE FIRST NATIONAL BANK OF BOSTON, as agent for the Banks.

1.  DEFINITIONS AND RULES OF INTERPRETATION.

1.1 Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of the Borrower or any of its Subsidiaries to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower or any of its Subsidiaries to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use, value added, property or like taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles.

Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

Agent.  The First National Bank of Boston acting as agent for the Banks.

Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

Agent's Special Counsel. Bingham, Dana & Gould or such other counsel as may be approved by the Agent.

Assignment and Acceptance.  See Section 17.1.

Balance Sheet Date.  October 2, 1993.

Banks. The Banks and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 17.

Base Rate. The higher of (i) the annual rate of interest announced from time to time by FNBB at its head office in Boston, Massachusetts, as its "base rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next

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preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Borrower.  As defined in the preamble hereto.

Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report equal to 70% of Eligible Accounts Receivable.

Borrowing Base Report. A Borrowing Base Report signed by an Officer of the Borrower and in substantially the form of Exhibit E hereto.

Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of capital assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

CERCLA.  See Section 5.17.

Closing Date. The first date on which the conditions set forth in Section 10 have been satisfied and any Revolving Credit Loans are to be made.

Code.  The Internal Revenue Code of 1986, as amended.

Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Loans to the Borrower, as the same may be reduced pursuant to the provisions hereof from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

Consolidated Current Assets. All assets of the Borrower and its Subsidiaries on a consolidated basis that, in accordance with generally accepted accounting principles, are properly classified as current assets.

Consolidated Current Liabilities. All liabilities of the Borrower and its Subsidiaries on a consolidated basis which should properly be classified as current liabilities in accordance with generally accepted accounting principles.

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Consolidated Net Income.  The consolidated net income of the Borrower and its
Subsidiaries, determined in accordance with generally accepted accounting principles.

Consolidated Operating Cash Flow. For any period, an amount equal to the total of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation and amortization deducted in computing Earnings Before Interest and Taxes for such period, less (iii) the consolidated provision for income taxes of the Borrower and its Subsidiaries for such period, less (iv) Capital Expenditures made during such period.

Consolidated Tangible Net Worth. Total stockholders equity of the Borrower and its subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, and less the sum of:

   (a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

   (b) all amounts representing any write-up in the book value of any assets of the Borrower or its Subsidiaries resulting from a revaluation thereof subsequent to the Balance Sheet Date.

Consolidated Total Debt Service. For any period, and without duplication, an amount equal to the sum of (i) Consolidated Total Interest Expense, plus (ii) the Consolidated Total Financial Obligations for such period, plus (iii) an amount equal to 25% of the amount of Revolving Credit Loans outstanding at the end of such period.

Consolidated Total Financial Obligations. For any fiscal period the total of all principal payments made or required to be made by the Borrower and its Subsidiaries on a consolidated basis pursuant to any debt instrument or agreement properly classified as long term debt or capitalized lease obligation in accordance with generally accepted accounting principles.

Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period, whether such interest is reflected as an item of expense or capitalized, including the interest component of payments under capitalized leases and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees (not including fees for the issuance of letters of credit) or expenses in connection with the borrowing of money or the obtaining of credit.

Consolidated Total Liabilities. All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with Section

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 2.7.

Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Current Ratio.  As of any date of determination, the ratio of (i)
Consolidated Current Assets to (ii) Consolidated Current Liabilities plus, to the extent not already included therein, the principal amount of Indebtedness outstanding hereunder.

Default.  See Section 11.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock or rights to subscribe for common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with Section 2.7.

Earnings Before Interest and Taxes. The consolidated earnings (or loss) from the continuing operations of the Borrower and its Subsidiaries for any period, after all expenses and other proper charges but before payment or provision for any income taxes or interest income or expense for such period, determined in accordance with generally accepted accounting principles.

Eligible Accounts Receivable. The aggregate of the unpaid portions of Accounts Receivable for which invoices have been issued and which are currently due and payable (net of any credits, rebates, offsets, contras, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (i) that the Borrower reasonably and in good faith determines to be collectible; (ii) that are with account debtors that (A) are not Affiliates of the Borrower, (B) purchased the goods or services giving rise to the relevant Account Receivable in an arm's length transaction, (C) are not insolvent or involved, whether voluntary or involuntary, in any case or proceeding under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (D) the Agent shall have informed the Borrower are, in the Agent's reasonable judgment, creditworthy; (iii) that are in payment of obligations that have been fully performed and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (iv) that are not subject to any pledge, restriction, security interest or other lien or encumbrance; (v) that are not outstanding for more than ninety (90) days past the earlier to occur of (A)

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the date of the respective invoices therefor and (B) the date of shipment thereof in the case of goods or the end of the calendar month following the provision thereof in the case of services; (vi) that are payable in Dollars; and (vii) that are not payable from an office outside of the 50 United States.

Eligible Assignee. Any of (a) a commercial bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $1,000,000,000 (calculated in accordance with generally accepted accounting principles); (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

Employee Benefit Plan.  Any employee benefit plan within the meaning of
Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  See Section 5.17(a).

ERISA.  The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under Section 414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

Eurodollar Lending Office.  Initially, the office of each Bank designated as

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such in Schedule 1 hereto (or if no office is specified, its Domestic Lending
Office); thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (i) the arithmetic average of the rates per annum for each Reference Bank (rounded upwards to the nearest 1/16 of one percent) of the rate at which such Reference Bank's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of such Reference Bank to which such Interest Period applies, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

Eurodollar Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Eurodollar Rate.

Event of Default.  See Section 11.

FNBB.  The First National Bank of Boston in its individual capacity.

generally accepted accounting principles. (i) When used in Section 8, whether directly or indirectly through reference to a capitalized term used therein, means (A) the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect for the fiscal year ended on the Balance Sheet Date, and (B) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date in each case applied on a basis consistent with prior periods, as modified to comply initially during the first quarter of Borrower's 1994 fiscal year and thereafter in compliance with the Financial Accounting Standard Board's Statement Number 109 Accounting for Income Taxes and (ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (B) consistently applied in all material respects with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

Guaranty. The Guaranty of the Obligations of the Company hereunder to be executed by all of the Company's domestic Material Subsidiaries other than Filcom Microwave, Inc., a Massachusetts corporation and MIH, Inc., a Delaware corporation in the form attached as Exhibit F.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a

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Multiemployer Plan.

Hazardous Substances.  See Section 5.17(b).

Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, including in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect; (ii) all liabilities secured by any mortgage (other than the mortgage on Borrower's fee interest in certain Real Property located at 100 Chelmsford Street, Lowell, Massachusetts, securing certain indebtedness of the lessor in connection with the so-called Lowell sale and leaseback), pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (iii) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

Interest Payment Date. (i) As to any Base Rate Loan, the last day of each calendar month including the calendar month in which the Drawdown Date thereof occurs; and (ii) as to any Eurodollar Rate Loan in respect of which the Interest Period is (A) 3 months or less, the last day of such Interest Period and (B) more than 3 months, the date that is 3 months from the first day of such Interest Period and the last day of each third month thereafter, and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request (A) for any Base Rate Loan, the last day of the calendar month and
(B) for any Eurodollar Rate Loan, 1, 2, 3, or 6 months; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

   (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

   (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

   (c) if the Borrower shall fail to give notice as provided in Section 2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate

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Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

   (d) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

   (e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person except transfers or deliveries made against receipt of full value in cash and made in the ordinary course of business. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Leverage Ratio. As at any date of determination, the ratio of (a) Consolidated Total Liabilities minus the then outstanding principal amount of the Subordinated Debentures to (b) Consolidated Tangible Net Worth plus the then outstanding principal amount of the Subordinated Debentures.

Loans.  The Revolving Credit Loans.

Loan Documents.  This Credit Agreement, the Notes and the Guaranty.

Loan Request.  See Section 2.6.

Majority Banks. As of any date, Banks comprising at least sixty percent (60%) of the Total Commitment, but in any event, not less than two (2) Banks.

Material Subsidiary. Any Subsidiary except (i) a Subsidiary listed as a non-Material Subsidiary on Schedule 5.18, or (ii) a Subsidiary which has total assets of not more than $1,000,000. The aggregate amount of the total assets of all Subsidiaries deemed not to be Material Subsidiaries shall not exceed $5,000,000.

Maturity Date.  August 30, 1995.

Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

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Notes.  The Revolving Credit Notes.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or any of the Notes or other instruments at any time evidencing any thereof, whether existing on the date of this Credit Agreement or arising thereafter, and whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Officer. The Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer or Chief Accounting Officer of the Borrower.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by Section 7.2.

Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

Reference Banks.  FNBB and Fleet.

Revolving Credit Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

Revolving Credit Note Record.  A Record with respect to a Revolving
Credit Note.

Revolving Credit Notes.  See Section 2.4.

Subordinated Debentures. The Borrower's 9 1/4% Convertible Subordinated Debentures due 2006.

Subordinated Debt.  The Subordinated Debentures.

Subsidiary. Any corporation, association, trust, partnership, joint venture or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Total Commitment.  The sum of the Commitments of the Banks, as in effect from

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time to time.

Type. As to any Revolving Credit Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2     Rules of Interpretation.

   (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

   (b) The singular includes the plural and the plural includes the singular.

   (c) A reference to any law, statute or regulation includes any amendment or modification to such law, statute or regulation.

   (d) A reference to any Person includes its permitted successors and permitted assigns.

   (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

   (f)  The words "include", "includes" and "including" are not limiting.

   (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein as the context so requires, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

   (h) Reference to a particular "Section " refers to that section of this Credit Agreement unless otherwise indicated.

   (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

2.  THE REVOLVING CREDIT FACILITY.

2.1 Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with Section 2.6, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) shall not at any

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time exceed the lesser of (i) the Total Commitment and (ii) the Borrowing
Base. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 10 have been satisfied on the date of such request and, in the case of the initial Revolving Credit Loans to be made on the Closing Date, that the conditions set forth in Sections 9 and 10 have been satisfied.

2.2 Commitment Fee. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee calculated at the rate of three-eighths percent (3/8%) per annum on the average daily amount during each calendar quarter or portion thereof from the date hereof, to the Maturity Date by which the Total Commitment exceeds the outstanding amount of Revolving Credit Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3 Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon two (2) Business Days prior written notice to the Agent to reduce by $1,000,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction of the Commitments may be reinstated.

2.4 The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a "Revolving Credit Note"), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment. The Borrower irrevocably authorizes each Bank to make or cause to be made, an appropriate notation on such Bank's Revolving Credit Note Record reflecting the making of each Revolving Credit Loan or (as the case may be) the receipt of payment on the Revolving Credit Loan. The outstanding amount of the Revolving Credit Loans set forth on such Bank's Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.5  Interest on Revolving Credit Loans.  Except as otherwise provided in
Section 4.11,

   (a) Each Base Rate Loan shall bear interest at the Base Rate for the period commencing with the Drawdown Date thereof until the same shall have

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been paid in full or converted in full to a Eurodollar Rate Loan.

   (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate of one and one half percent (1 1/2%) per annum above the Eurodollar Rate determined for such Interest Period.

   (c) The Borrower promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6 Requests for Revolving Credit Loans. The Borrower shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a "Loan Request") no later than 11:00 a.m. (Boston time) (i) on the proposed Drawdown Date of any Base Rate Loan and
(ii) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (A) the principal amount of the Revolving Credit Loan requested, (B) the proposed Drawdown Date of such Revolving Credit Loan, (C) in the case of a Eurodollar Rate Loan, the initial Interest Period for such Eurodollar Rate Loan and (D) the Type of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or in integral multiples of $500,000.

2.7  Conversion Options.

2.7.1 Conversion to Different Type of Revolving Credit Loan. The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a Eurodollar Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election and such conversion shall only be made on the last day of the Interest Period with respect thereto; (ii) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days prior written notice of such election; and (iii) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Each Conversion Request relating to the conversion of a Base Rate Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

2.7.2 Continuation of Type of Revolving Credit Loan. Any Base Rate Loans will be continued as such upon the expiration of an Interest Period with respect thereto unless the Borrower, in compliance with the notice provisions contained in Section 2.7.1, shall elect to convert such loan to a Eurodollar Rate Loan. At the expiration of each Interest Period in respect of a Eurodollar Rate Loan such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto unless the Borrower in compliance with the notice provisions contained in Section 2.7 shall have elected to continue such Eurodollar Rate Loan as a Eurodollar Rate Loan for the same or for a different Interest

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Period; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this Section 2.7 is scheduled to occur.

2.7.3 Eurodollar Rate Loans. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $500,000 in excess thereof.

2.8  Funds for Revolving Credit Loans.

2.8.1 Funding Procedures. Not later than 2 o'clock p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by Sections 10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Revolving Credit Loans.

2.8.2 Advances by Agent. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause
(iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount of such Bank's Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from

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the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

3  REPAYMENT OF THE REVOLVING CREDIT LOANS.

3.1 Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Credit Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and any unpaid fees and other amounts owing hereunder.

3.2 Mandatory Repayments of Revolving Credit Loans. If at any time the sum of the outstanding amount of the Revolving Credit Loans exceeds the lesser of
(i) the Total Commitment and (ii) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Agent for application to the Revolving Credit Loans.

3.3 Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium, provided that the full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this Section 3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 11:00 a.m., Boston time, on the day of any proposed repayment pursuant to this Section 3.3 of Base Rate Loans notice of such proposed prepayment, and shall give the Agent three (3) Eurodollar Business Days notice of any proposed repayment pursuant to this Section 3.3 of Eurodollar Rate Loans, in each case, specifying the proposed date of payment of Revolving Credit Loans and the principal amount to be paid. Each such partial prepayment of the Loans shall be in an integral multiple of $500,000, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment and shall be applied to the Loans as directed by the Borrower in any notice given to the Agent pursuant to this Section 3.3, provided that if an Event of Default has occurred and is continuing, such payment shall be applied first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Revolving Credit Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4  CERTAIN GENERAL PROVISIONS.

4.1 Closing Fee. The Borrower agrees to pay to the Agent for the pro rata accounts of the Banks on the Closing Date, a closing fee in the amount of $25,000.

4.2 Facility Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Banks a facility fee in the amount of $75,000. Such facility fee shall be paid in four equal installments of $18,750 each on the last days of March, June, September and December of 1994.

4.3  Funds for Payments.

4.3.1 Payments to Agent. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the

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Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

4.3.2 No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

4.4 Computations. All computations of interest on the Loans and of commitment or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrower unless within ten (10) Business Days after receipt by the Borrower of any notice by the Agent or any of the Banks of such outstanding amount, the Borrower shall notify the Agent or such Bank to the contrary.

4.5 Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (i) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and, if the Borrower so requests, shall be deemed a request for Base Rate Loans, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (iii) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

4.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or

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
application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Agent and thereupon (i) the commitment of such Bank to make Eurodollar Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (ii) such Bank's Revolving Credit Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 4.6, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

4.7 Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

   (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature directly related to this Credit Agreement, the other Loan Documents, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

   (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or the other Loan Documents, or

   (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

   (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

   (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment, or

   (ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or


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   (iii)  to require such Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

4.8 Capital Adequacy. If after the date hereof any Bank or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's commitment with respect to any Loans or such Bank's maintenance of any Loan hereunder to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. The Borrower agrees to pay such Bank or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with Section 4.9 hereof. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

4.9 Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 4.6, 4.7 or 4.8 and a detailed explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower and the Agent, shall be conclusive, absent manifest error, that such amounts are due and owing.

4.10 Indemnity. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of
(i) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (ii) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with Section 2.6 or Section 2.7 or (iii) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

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4.11  Interest on Overdue Amounts.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the highest rate of interest which would then be payable in respect of any Loans (after as well as before judgment).

5.  REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Banks and the Agent as follows:

5.1  Corporate Authority.

5.1.1 Incorporation; Good Standing. Each of the Borrower and its Material Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation,
(ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.

5.1.2 Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Borrower,
(ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower.

5.1.3 Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

5.2 Governmental Approvals. The execution, delivery and performance by the Borrower of this Credit Agreement and the other Loan Documents and the transactions directly contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

5.3 Title to Properties. The Borrower and each of its Subsidiaries has good and valid title to all properties, assets and rights of every name and nature now purported to be owned by it which are material to the financial condition, operations or business prospects of the Borrower and its Subsidiaries taken as a whole, or to the ability of the Borrower to fulfill its obligations hereunder, free from all defects, liens, charges and encumbrances whatsoever other than Permitted Liens and insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties.

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5.4  Financial Statements.  There has been furnished to the Agent (i) a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at October 2, 1993, and consolidated and consolidating statements of operations and cash flows for the fiscal year then ended, certified in the case of such consolidated balance sheet and statements of operation and cash flows by the Borrower's independent certified public accountants and (ii) a consolidated balance sheet of the Borrower and its Subsidiaries as at the January 1, 1994, and consolidated statements of operations and cash flows for the fiscal quarter then ended, certified by the chief financial or accounting officer of the Borrower. Such balance sheets and statements of operations and cash flows have been prepared in accordance with generally accepted accounting principles and fairly present (subject in the case of the quarterly statement to changes resulting from year end audit adjustments and the absence of footnotes) the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for each of the fiscal periods then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving amounts material to the Company and its Subsidiaries on a consolidated basis, which are known to any of the Officers and not disclosed in the most recent of such balance sheets and the related notes thereto, as required to be disclosed therein in accordance with generally accepted accounting principles.

5.5 No Material Changes, etc. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statements of operations and cash flows for the fiscal year then ended, other than (i) changes disclosed on Schedule 5.5 hereto, and (ii) changes disclosed in the most recent Form 10-Q filed by the Borrower with the Securities and Exchange Commission prior to the date of this Agreement. Except as permitted by
Section 7.4, since the Balance Sheet Date, the Borrower has not made any Distribution.

5.6 Franchises, Patents, Copyrights, etc. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without any known conflict with any rights of others, which conflict, if decided adversely to the Borrower could reasonably be expected to have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole.

5.7 Litigation. Except as set forth on Schedule 5.7, there are no actions, suits, proceedings or investigations of any kind pending or, to any Officer's knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board in which there is a reasonable probability of an adverse determination that would, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries taken as a whole, or materially impair the right of the Borrower and its Subsidiaries, taken as a whole, to carry on business substantially as now conducted by them, or result in any liability material to the Borrower and its Subsidiaries on a consolidated basis not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Credit

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
Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

5.8 No Materially Adverse Contracts, etc. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is reasonably expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is reasonably expected, in the judgment of the Officers, to have any materially adverse effect on the business of the Borrower and its Subsidiaries taken as a whole.

5.9  Compliance With Other Instruments, Laws, etc.  Except as set forth on
Schedule 5.9, neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order or judgment, or to the knowledge of any Officer, any statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to (i) result in the imposition of penalties material to the Borrower and its Subsidiaries taken as a whole or (ii) materially and adversely affect the financial condition, properties or business of the Borrower and its Subsidiaries taken as a whole.

5.10 Tax Status. Except as set forth on Schedule 5.10, the Borrower and its Subsidiaries (i) have made, filed or obtained extensions for all federal and state income and all other income tax returns, and to the best knowledge of the Officers, all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all taxes and other governmental assessments and charges shown or determined to be due and payable on such returns, reports and declarations, and (iii) have set aside on their books and reflected on the Consolidated Balance Sheet of the Borrower and its Subsidiaries at January 1, 1994 provisions adequate for the payment of all taxes for which the Borrower and its Subsidiaries are or may become liable for all periods prior to January 1, 1994. Except as set forth on Schedule 5.10, there are no unpaid taxes in any material amount claimed to be due and unpaid by the taxing authority of any jurisdiction.

5.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

5.12 Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

5.13 Absence of Security Interests, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or

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rights thereunder.  Except as set forth on Schedule 5.13 hereto or with respect to any purchase money Indebtedness incurred in connection with the acquisition of property, which restrictions on security interests cover only the property acquired or additions, alterations or improvements thereto, neither the Borrower nor any of its Subsidiaries is a party to any agreement evidencing Indebtedness which restricts its ability to pledge or grant security interests in any of its assets.

5.14 Certain Transactions. Except for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.15  Employee Benefit Plans.

5.15.1 In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. The Borrower has made available to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan.

5.15.2 Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person.

5.15.3 Guaranteed Pension Plans. Neither the Borrower nor any of its Subsidiaries maintains any Guaranteed Pension Plan at the present time. Each contribution heretofore required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months prior to the

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termination of such Plan), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

5.15.4 Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or
Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

5.16 Regulations U and X. The proceeds of the Loans shall be used to refinance existing Indebtedness of the Borrower and for general corporate purposes of the Borrower and its Subsidiaries. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.17 Environmental Compliance. The Borrower has taken reasonable steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon in accordance with prudent business practice and, based upon such investigation, has determined that except as set forth on Schedule 5.17:

   (a) none of the Borrower, its Subsidiaries or, to the Officers' knowledge, any operator of the Real Estate or any operations thereon, during any period in which such Real Estate was owned or leased by the Borrower or any Subsidiary, is in violation, or to the Officers' knowledge, alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole;

   (b) neither the Borrower nor any of its Subsidiaries has received notice from any third party including, without limitation: any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of

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them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances except in each case for matters that could not reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole;

   (c) (i) no portion of the Real Estate has been used by the Borrower or its Subsidiaries or to the best of the Officers' knowledge, any operator of any Real Estate during any period in which such Real Estate was owned or leased by the Borrower or any Subsidiary, for the handling, processing, storage or disposal of Hazardous Substances; except in accordance, in all materials respects, with applicable Environmental Laws; and to the best of the Officers' knowledge no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate currently owned or leased by the Borrower or any Subsidiary; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or, to the best of the Officers' knowledge, operators of any Real Estate during any period in which such Real Estate was owned or leased by the Borrower or any Subsidiary, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance, in all material respects, with applicable Environmental Laws; (iii), to the best knowledge of the Officers, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Estate of the Borrower or its Subsidiaries, which releases would have a material adverse effect on the value of any of the Real Estate or adjacent properties; (iv) to the best of the Officers' knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate currently owned or leased by the Borrower or any Subsidiary; and (v) in addition, to the best of the Officers' knowledge all material quantities of Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (when required), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Officers' knowledge, operating in compliance in all material respects with such permits and applicable Environmental Laws; and

   (d) None of the Borrower and its Subsidiaries, or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement in each case by virtue of the transactions set forth herein and contemplated hereby or to the effectiveness of any of the transactions directly contemplated hereby.

5.18  Material Subsidiaries, etc.  Schedule 5.18 sets forth a list of all of

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the Subsidiaries and the Material Subsidiaries of the Borrower.

6  AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

6.1 unctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and the commitment fees and facility fees provided for in this Credit Agreement, all in accordance with the terms of this Credit Agreement and the Notes as the same shall become due.

6.2 Records and Accounts. The Borrower will (i) keep true and accurate records and books of account of the Borrower and its Subsidiaries in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

6.3 Financial Statements, Certificates and Information. The Borrower will deliver to each of the Banks:

   (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated and consolidating statements of operations and cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, accompanied in the case of such consolidated balance sheet and statements of operations and cash flows by a report and unqualified opinion of Price Waterhouse or other independent public accountants reasonably satisfactory to the Majority Banks, which report and opinion shall have been prepared in accordance with generally accepted auditing standards; together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

   (b)  as soon as practicable, but in any event not later than forty-five
(45) days after the end of each of the first three fiscal quarters of the Borrower in each fiscal year of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statements of operations and cash flows for such quarter and for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by an Officer to the effect that each statement was prepared in accordance with generally accepted accounting principles and includes all adjustments necessary for a fair presentation of the financial information contained therein, subject only to changes resulting from audit and year-end

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adjustments and the absence of footnotes;

   (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by an Officer in substantially the form of Exhibit C hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in
Section 8 and (if applicable and material) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date, provided that the individual executing such statement shall not be personally liable for its accuracy;

   (d) within fifteen (15) days after the end of each fiscal month of the Borrower; a Borrowing Base Report setting forth the Borrowing Base as at the end of such fiscal month;

   (e) as soon as practicable, but in any event, within three (3) days after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower;

   (f) with reasonable promptness such other financial data and financial information (including accountants' management letters) as the Agent or any Bank may reasonably request from time to time, subject to reasonable restrictions imposed on the Borrower in compliance with applicable government security regulations; and

   (g) as soon as practicable and, in any event, within 30 days after the end of each month, revised forecasts of the consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows of the Borrower and its Subsidiaries in substantially similar form as provided by the Borrower to the Banks prior to the date hereof.

6.4  Notices.

6.4.1 Defaults. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other financial obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.

6.4.2 Environmental Events. The Borrower will promptly give notice to the Banks (i) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (ii) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that could if not promptly remedied materially affect the assets, liabilities, financial conditions or operations of the Borrower and its Subsidiaries taken as a whole.


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6.4.3  Notice of Litigation and Judgments.  The Borrower will, on its own behalf and on behalf of each of its Subsidiaries, give notice to the Banks in writing within fifteen (15) days of any of the Officers becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured and unreserved claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole, and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Banks, in writing, in form and detail satisfactory to the Banks, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

6.5 Corporate Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and, except as permitted by Section 7.5 those of its Material Subsidiaries. It (i) will cause all of its properties and those of its Subsidiaries which are material to the Borrower and its Subsidiaries taken as a whole to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this Section 6.5 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in any single case or in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

6.6 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

6.7 Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges that in the aggregate are not material to the business or assets of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall at the time be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and

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provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any governmental lien that may have attached as security therefor.

6.8  Inspection of Properties and Books, etc.

6.8.1 General. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, upon 24 hours' prior written notice to visit and inspect any of the properties of the Borrower or any of its Subsidiaries to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request; provided that none of the Agent, the Banks nor any of their designated representatives shall be required to give the Borrower any prior written notice so long as a Default or an Event of Default has occurred and is continuing. Under normal circumstances, such visits shall take place during normal business hours. The Borrower shall have the right to have an officer or other representative present during any inspection or examination, but the lack of availability of any such officer or other representative shall not diminish the Banks' rights under this Section 6.8. In the exercise of their rights under this Section 6.8 the Banks shall not unreasonably interfere with the business of the Borrower or any of its Subsidiaries. All rights under this Section 6.8 shall be subject to reasonable restrictions as the Borrower or a Subsidiary is required to impose to comply with applicable government security regulations.

6.8.2 Communication with Accountants. The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this
Section 6.8.2.

6.9 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its charter documents and by-laws, (iii) all material agreements and instruments by which it or any of its properties may be bound where failure to so comply could have a material adverse effect upon the Borrower and its Subsidiaries as a whole and (iv) all applicable decrees, orders, and judgments. If at any time while any Loan or Note is outstanding or any Bank has any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.


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6.10  Employee Benefit Plans.  The Borrower will (i) promptly upon the request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to refinance existing Indebtedness of the Borrower and for general corporate purposes of the Borrower and its Subsidiaries.

6.12 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

7  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

7.1 Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

   (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

   (b) liabilities of the Borrower incurred in the ordinary course of business consistent with past practices not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services so long as such liabilities are paid substantially in accordance with the terms thereof;

   (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 6.7;

   (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained, if necessary, pending such appeal or review;

   (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

   (f)  Subordinated Debt;

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   (g)  term Indebtedness existing on the date hereof which is described on
Schedule 7.1 hereto; provided that such Indebtedness may not be refinanced or extended or renewed beyond the original respective maturities thereof;

   (h) Indebtedness relating to (i) overseas lines of credit of the Borrower or any of its Subsidiaries, (ii) capitalized leases or (iii) Indebtedness in respect of secured obligations, all of which, in the aggregate, when combined with Indebtedness permitted by Section 7.1(g) at any time shall not exceed $15,000,000; and

   (i) Indebtedness in respect of letters of credit, the granting of surety, appeal, bid, performance or similar bonds, guaranties or other contingent obligations in respect of indebtedness of others, all of which, in the aggregate at any time do not exceed $10,000,000.

7.2 Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) agree (except as permitted by Section 5.13) with any person other than the Banks not to grant any lien, mortgage, pledge, charge or security interest on any of its property or assets; (iv) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (v) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors except any Indebtedness or claim which is accorded such priority pursuant to 11 U.S.C. Section 507(a)(3), (4), (7) or (8) and similar statutes of foreign jurisdictions to which Borrower or its Subsidiaries or their property or assets may be subject; or (vi) sell, assign, pledge or otherwise transfer for security or financing purposes, any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

   (a) liens to secure taxes, assessments and other government charges or liens on properties to secure claims for labor, material or supplies, in each case, to the extent that payment therefor shall not at the time be required to be made in accordance with Section 6.7 hereof;

   (b) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;
   (c) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 7.1(d);

   (d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, to the extent that the obligation relating to such lien shall not be due and payable or shall be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set

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aside on its books adequate reserves with respect thereto;

   (e) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries taken as a whole;

   (f)  presently outstanding liens listed on Schedule 7.2 hereto; and

   (g) purchase money security interests in or purchase money mortgages on real or personal property (including financing and capitalized leases) acquired after the date hereof to secure purchase money Indebtedness incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired to the extent such Indebtedness is permitted pursuant to Section 7.1(h).

7.3 Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

   (a) (i) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or (ii) purchase and resale agreements secured by direct obligations or obligations guaranteed by the United States of America purchased from financial institutions having total assets in excess of $1,000,000,000;

   (b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000 demand deposits and certificates of deposit of foreign banks having total assets in excess of the equivalent of $25,000,000,000;

   (c) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof or absolutely and unconditionally guaranteed by any such corporation or any state of the United States of America that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

   (d) Investments existing on the date hereof and listed on Schedule 7.3 hereto;

   (e) Investments existing on the Closing Date in Subsidiaries of the Borrower.

   (f) Investments consisting of Investments by Subsidiaries of the Borrower in the Borrower;

   (g) Investments consisting of (i) promissory notes or (ii) capital stock or Indebtedness in publicly-traded companies received as proceeds of asset dispositions permitted by Section 7.5.2;

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   (h)  Provided that no Default or Event of Default exists or would arise in connection with such transactions, Investments in partnerships, joint ventures and acquisitions (other than hostile acquisitions) of the stock or substantially all of the assets of any Person at any time not to exceed $3,000,000 in the aggregate so long as such Investments are made by the Borrower or its Subsidiaries solely from the sum of (i) the net cash proceeds of any dispositions of assets permitted by Section 7.5.2 hereof, (ii) any tax refunds received by the Borrower or any of its Subsidiaries after the date hereof and (iii) any consolidated earnings from the continuing operations of the Borrower and its Subsidiaries from and after January 2, 1994 after deduction of all expenses and other proper charges, as determined in accordance with generally accepted accounting principles;

   (i) Investments existing on January 1, 1994 in stock of the Borrower held as treasury stock or in any employee benefit plan;

   (j) Investments in Subordinated Debt of the Borrower and its Subsidiaries made on or prior to October 2, 1993;

   (k)  Retirement or other repayment of Indebtedness permitted pursuant to
Section 7.1 (other than the Subordinated Debentures, except to the extent Subordinated Debentures investment in which is permitted by Section 7.3(j) hereof may be applied to mandatory sinking fund requirements) provided, that except as required in connection with the disposition of real property permitted by Section 7.5.2 hereof, no such Indebtedness may be prepaid;

   (l) Investments in the Borrower's existing Subsidiaries consisting of advances of cash in the ordinary course of business in connection with the Borrower's cash management procedures and funding by the Borrower of the operating cash requirements of the Borrower's foreign subsidiaries and transfers of funds to foreign Subsidiaries to maintain any legally required minimum capitalization or ratio of capital to debt; and

   (m)  Investments not otherwise permitted by any other subsection of this
Section 7.3 in an aggregate amount not to exceed $2,000,000 at any time.

7.4 Distributions. The Borrower will not make any Distributions other than share repurchases to offset dilution resulting from issuance of shares to the Borrower's Merit Plan to the extent such repurchases, when added to the Investments permitted by Section 7.3(m) do not exceed the amount of such Investments permitted by Section 7.3(m) hereof.

7.5  Merger, Consolidation.

7.5.1 Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to acquire all or substantially all of the assets or stock of any Person, except the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, the merger or consolidation of two or more Subsidiaries of the Borrower or acquisitions permitted by Section 7.3(h).

7.5.2 Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets of the Borrower or any Subsidiary having a value in excess of 5% of such Person's assets at the commencement of the year in which such disposition occurs, other than the disposition, either in whole or in

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part, of the real property and other assets of the Borrower and its
Subsidiaries which together with any Indebtedness related to such property and assets is listed on Schedule 7.5 hereto.

7.6 Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

7.7 Compliance with Environmental Laws. The Borrower will not, and will not permit any of its Subsidiaries to, except in the ordinary course of business and in compliance in all material respects with all Environmental Laws, (i) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances or (ii) otherwise conduct any activity at any Real Estate or use any Real Estate or knowingly permit any Real Estate to be used in any manner that would violate in any material respect, any Environmental Law or bring such Real Estate in material violation of any Environmental Law.

7.8 Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify the terms of any of the Subordinated Debt or prepay or repurchase any of the Subordinated Debt or, after the occurrence of a default in the payment of any principal or interest on the Loans, make any payment of interest or principal in respect of any Subordinated Debt; provided that the Borrower may make mandatory sinking fund payments by tendering and retiring any notes or other instruments evidencing Subordinated Debentures repurchased by the Borrower prior to October 2, 1993.

7.9 Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

   (a) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

   (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

   (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

   (d) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

8  FINANCIAL COVENANTS OF THE BORROWER.

8.1  Profitable Operations.  The Borrower will not permit Consolidated Net

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Income for any fiscal quarter of the Borrower to be less than $1.00.

8.2 Current Ratio. The Borrower will not permit the Current Ratio for any fiscal quarter ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

Fiscal Period                    Ratio

01/02/94-07/02/94       ...      1.25 to 1.00
07/03/94-04/01/95       ...      1.40 to 1.00
04/02/95 and thereafter ...      1.50 to 1.00

8.3 Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 1.09 to 1.00 at any time during the Borrower's 1994 fiscal year and .98 to 1.00 at any time thereafter.

8.4  Consolidated Operating Cash Flow to Consolidated Total Debt Service.
The Borrower will not permit the ratio of Consolidated Operating Cash Flow to Consolidated Total Debt Service for any fiscal quarter ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

Fiscal Period                    Ratio

01/02/94 - 04/02/94     ...      1.15 to 1.00
04/03/94 - 07/02/94     ...      2.00 to 1.00
07/03/94 - 10/01/94     ...      2.25 to 1.00
10/02/94 - 12/31/94     ...      1.40 to 1.00
01/01/95 - 04/01/95     ...      1.65 to 1.00
04/02/95 and thereafter ...      2.00 to 1.00

8.5 Capital Expenditures. The Borrower will not make, or permit any Subsidiary to make, Capital Expenditures in any fiscal year that exceed, in the aggregate $20,000,000 for the Borrower's 1994 fiscal year and $22,000,000 for each fiscal year thereafter.

9  CLOSING CONDITIONS.

The obligations of the Banks to make the initial Revolving Credit Loans shall be subject to the satisfaction of the following conditions precedent:

9.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

9.2 Certified Copies of Charter Documents. Each of the Banks shall have received from the Borrower a copy, certified by a duly authorized officer of the Borrower to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.

9.3 Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and

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evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

9.4 Incumbency Certificate. Each of the Banks shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of each of the Borrower, each of the Loan Documents; (ii) to make Loan Requests and Conversion Requests; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

9.5 Opinions of Counsel. Each of the Banks and the Agent shall have received favorable opinions addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from the general counsel of the Borrower and from Messrs. Bingham, Dana & Gould, counsel to the Agent.

9.6 Payment of Fees. The Borrower shall have paid to the Banks or the Agent, as appropriate, the closing fees pursuant to Section 4.1.

9.7 Termination of Existing Credit Arrangements. That certain Fourth Amended and Restated Revolving Credit Agreement dated as of July 31, 1992, as amended, among the Borrower, the Banks and the Agent and all loan documents relating thereto shall have been terminated in writing and all amounts outstanding thereunder shall have been paid in full.

9.8 Borrowing Base Report. The Agent and the Banks shall have received from the Borrower the initial Borrowing Base Report dated as of the Closing Date.

10  CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, including the initial Revolving Credit Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

10.1 Representations True; No Event of Default. Each of the representations and warranties of the Borrower contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing or will exist after giving effect to the requested Loan.

10.2 No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.

10.3 Governmental Regulation. Each Bank shall have received such statements required to be submitted to such Bank by the Borrower in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.


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10.4  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

10.5 Borrowing Base Report. The Banks shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with Section 6.3(d).

11  EVENTS OF DEFAULT; ACCELERATION; ETC.

11.1 Events of Default and Acceleration. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

   (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

   (b) the Borrower shall fail to pay any interest on the Loans when due and such default in the payment of any interest shall continue uncured for two
(2) Business Days or the Borrower shall fail to pay the commitment fee, the facility fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

   (c) the Borrower shall fail to comply with any of its covenants contained in Sections 7 or 8;

   (d) the Borrower shall fail to comply with any of its covenants contained in Section 6 and such failure shall not have been remedied within 15 days of the time when such performance or compliance was due;

   (e) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 11) for thirty (30) days after the earlier of (i) written notice of such failure has been given to the Borrower by the Agent or any Bank, or (ii) actual knowledge of such failure by any Officer;

   (f) any representation or warranty of the Borrower in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

   (g) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any capitalized leases, the outstanding principal amount of which is $1,000,000 or more in any one case or $1,000,000 in the aggregate for all indebtedness in default at one time (other than the Obligations to the Banks hereunder, accounts payable and

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accrued expenses), or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing such borrowed money or credit received or in respect of any such capitalized leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

   (h) the Borrower or any of its Material Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Material Subsidiaries or of any substantial part of the assets of the Borrower or any of its Material Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Material Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Material Subsidiaries and the Borrower or any of its Material Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

   (i) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Material Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Material Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

   (j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $1,000,000;

   (k) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

   (l) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any part of its business which has or could be reasonably expected to have a material adverse effect on the Borrower and its Subsidiaries taken as a whole and such order shall continue in effect for more than thirty (30) days;


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   (m)  there shall occur any material damage to, or loss, theft or destruction of, any property of the Borrower or its Subsidiaries, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole;

   (n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole;

   (o) the Borrower or any of its Subsidiaries shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of the Borrower or such Subsidiary having a fair market value in excess of $1,000,000; or

   (p) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 50% or more of the outstanding shares of common stock of the Borrower; or, during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 11.1(h) or 11.1(i) all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

11.2 Termination of Commitments. If any one or more of the Events of Default specified in Section 11.1(h) or Section 11.1(i) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans. If any such notice is given to the Borrower the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.


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11.3  Remedies.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to Section 11.1, each Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including to the extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12  SETOFF.

During the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank to the fullest extent permitted by applicable law. Each of the Banks agrees with each other Bank that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank; provided that at least fifty percent (50%) of any such amount shall be applied to reduce Indebtedness existing under such Notes, and (ii) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

13  THE AGENT.

13.1 Authorization. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship

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between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Bank.

13.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

13.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

13.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

13.5  Payments.

13.5.1 Payments to Agent. A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

13.5.2  Distribution by Agent.  If in the opinion of the Agent the

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distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

13.5.3 Delinquent Banks. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or
(ii) to comply with the provisions of Section 12 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks or otherwise, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

13.6 Holders of Notes. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

13.7 Indemnity. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by Section 14), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

13.8 Agent as Bank. In its individual capacity, FNBB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.

13.9 Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrower. Upon any

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such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder except that such succession shall not discharge the retiring Agent from any liability arising from its gross negligence or willful misconduct in the performance of its duties and obligations hereunder, prior to the date of such succession. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

13.10 Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall endeavor in good faith promptly to notify the Agent thereof provided that no Bank shall incur liability for any failure so to notify.
The Agent hereby agrees that upon receipt of any notice under this Section
13.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

14  EXPENSES.

The Borrower agrees to pay (i) the reasonable costs of preparing, producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, in accordance with the estimate provided to the Borrower, (ii) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (iv) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of the Banks or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence and during the continuance of a Default or Event of Default and
(B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries unless such litigation is a result of the gross negligence or willful misconduct of such Bank or the Agent whose fees are so to be paid and (v) all reasonable fees, expenses and disbursements of the Agent incurred in connection with commercial finance

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examinations.  The covenants of this Section 14 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

15  INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent and the Banks and their respective officers, directors, agents and employees from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and reasonable expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (ii) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (iii) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding provided that neither the Agent nor any Bank shall be indemnified for any claims, actions, suits, liabilities, losses, damages and expenses arising directly from their own gross negligence or willful misconduct or arising solely out of the relationship of the Agent or any Bank with the Borrower as a stockholder thereof. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. Notwithstanding the foregoing, it is understood that the Borrower shall not in connection with any proceeding in the same jurisdiction be liable for the fees and expenses of more than one separate counsel for the Banks and the Agent collectively except in circumstances where a Bank in its sole judgment in good faith has determined that its interests differ from the other Banks involved in such proceeding. If, and to the extent that the obligations of the Borrower under this Section 15 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 15 shall survive payment of satisfaction in full of all other obligations.

16  SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other

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paper delivered to any Bank or the Agent at any time by or on behalf of the
Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

17  ASSIGNMENT AND PARTICIPATION.

17.1 Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and the Notes held by it; provided that
(i) the Agent and the Borrower (so long as no Default or Event of Default is existing) shall have given its prior written consent to such assignment (such consent not to be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (iii) each assignment shall be in an amount that is a whole multiple of $500,000 and (iv) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in Section 17.3, be released from its obligations under this Credit Agreement except that any such assignment shall not release the assigning Bank from any liability arising from its gross negligence or willful misconduct in the performance of its duties and obligations hereunder prior to the date of such assignment. The Borrower and the Agent shall respond to any written request for the approval of an assignment within 7 Business Days of receipt thereof and the failure to so respond shall be deemed approval.

17.2  Certain Representations and Warranties; Limitations; Covenants.
By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

   (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

   (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily

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liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

   (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 5.4 and Section 6.3 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

   (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

   (e)  such assignee represents and warrants that it is an Eligible
Assignee;

   (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

   (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and

   (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

17.3 Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Revolving Credit Loans owing to the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,000.

17.4 New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (i) record the information contained therein in the Register, and (ii) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense and at the request of the Agent, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder.

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Such new Notes shall provide that they are replacements for the surrendered
Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated so that there shall be no loss of interest and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this Section 17.4 and at the request of the Agent, the Borrower shall deliver an opinion of its general counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be canceled and returned to the Borrower.

17.5 Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $500,000 (ii) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

17.6 Disclosure. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may, with the prior consent of the Borrower, in each case, such consent not to be unreasonably withheld, disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge,
(ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

17.7 Assignee or Participant Affiliated with the Borrower. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 11.1 or Section 11.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to Section 11.1 or Section 11.2 to the extent that such

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participation is beneficially owned by the Borrower or any Affiliate of the
Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

17.8 Miscellaneous Assignment Provisions. Any assigning Bank shall retain its rights to be indemnified pursuant to Section 15 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this Section 17 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under
Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341 without the Borrower's prior approval. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

17.9 Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

18  NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

   (a)  if to the Borrower, at 1011 Pawtucket Boulevard, Lowell,
Massachusetts 01853-3295, Attention: Treasurer, with a copy to 401 Edgewater
Place, Suite 560, Wakefield, Massachusetts     01880, Attention:     General
Counsel or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

   (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Tena Lindenauer, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

   (c) if to any Bank, at such Bank's address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and

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to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

19  GOVERNING LAW.

THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 18. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

20.  HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

21.  COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

22.  ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 24.

23.  WAIVER OF JURY TRIAL.

The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower
(i) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers

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and (ii) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

24.  CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted to be taken by this Credit Agreement may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes, the term of the Notes, the amount of the Commitments of the Banks, the amount of commitment fee hereunder, conditions to closing, any required prepayments or the definition of Borrowing Base may not be changed without the written consent of the Borrower and the written consent of each Bank. Neither the definition of Majority Banks nor any provision of Section 8 nor any definition used therein nor this Section 24 may be amended nor may any violation of or default resulting from a violation of Section 8 be waived without the prior written consent of all of the Banks; and Section 13 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

25.  SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.


IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

M/A-COM, INC.

By:  /s/John F. Fairbanks
Name:   John F. Fairbanks
Title:  Treasurer


THE FIRST NATIONAL BANK OF BOSTON, individually and as Agent

By:  /s/Tena Lindenauer
Name:   Tena Lindenauer
        Vice President

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FLEET BANK OF MASSACHUSETTS, N.A.

By:  /s/Roger Boucher
Name:   Roger Boucher
        Vice President


BAYBANK

By:  /s/Stephen C. Buzzell
Name:   Stephen C. Buzzell
        Assistant Vice President













































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